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                                                                       EX. 10.51


                          Deutsche Financial Services
                            A Deutsche Bank Company


August 21, 1996

Mr. Enoch Stiff
President & CEO
TRAK International
369 W. Western Avenue
Port Washington, WI 53074

Dear Enoch:

Please accept this letter as confirmation that TRAK's recourse liability for calendar year 1996 is capped at 5% of the total TRAK dealer outstandings as of 12/31/95, or $1,500,000.00, whichever is greatest. We will continue to assign recourse on a dealer by dealer basis depending on the strength of each individual dealer, but the combined recourse liability in any one calendar year for TRAK would be limited to the described cap. This recourse limitation will not however, in any way, limit any of TRAK's obligations or liabilities for the repurchase of TRAK merchandise from DFS.

Our records indicate the TRAK dealer receivable outstandings on 12/31/95 were $40,658,940.00. Therefore, TRAK's total combined recourse liability for calendar 1996 is capped at $2,032,947.00. The caps for 1997 and subsequent years will be based on the outstanding receivable level at December 31 of the previous year.

If you have any questions or if I can be of any other assistance, please do not hesitate to contact me.

Sincerely,

/s/ Robert S. Hawkins

Robert S. Hawkins
Regional Vice President

cc: Tom Meredith
    Rick Verweyst

Acknowledge and agreed to this 27th day of August, 1996.

TRAK International

By: /s/ Enoch Stiff
---------------------------
Title: President & CEO